Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-1836, 33-26267, 333-109374, 333-140811, 333-1413, 333-45768, 333-105951, and 333-151865 on Form S-8 of our reports dated September 10, 2008, relating to the consolidated financial statements and financial statement shedule of Flexsteel Industries, Inc. and Subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to restatement of the consolidated financial statements as discussed in Note 19 to the consolidated financial statements), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting) appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2008.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

September 10, 2008